Exhibit 99.1

1700 South Patterson Boulevard Dayton, OH 45479 NEWS RELEASE

For media information: John Hourigan NCR Corporation (937) 445-2078 john.hourigan@ncr.com	For investor information: Gregg Swearingen NCR Corporation (937) 445-4700 gregg.swearingen@ncr.com

For Release on October 22, 2003

NCR Announces Change at CFO Position

Earl Shanks departs for new opportunity; Pete Bocian named interim chief financial officer

DAYTON, Ohio – NCR Corporation (NYSE: NCR) today announced that Earl Shanks, senior vice president and chief financial officer (CFO), has accepted a position at another company and has resigned from NCR. Shanks’ move is effective on Nov. 9, following his certification of the company’s third-quarter financial results. On Oct. 23, NCR will report third-quarter earnings per share ahead of the analysts’ consensus estimate.

The duties of the CFO will be filled on an interim basis by Vice President of Finance Pete Bocian, a 20-year NCR veteran, while the company completes its review of internal and external candidates for a permanent replacement.

“Earl has played an important role as CFO of NCR as we’ve meaningfully improved our operational performance and free cash flow generation,” said President and Chief Executive Officer Mark Hurd. “While we’re disappointed to see him go, we enjoy deep management bench strength and remain sharply focused on executing our strategy. We are commencing the search for a permanent CFO who brings the optimal mix of skills and insights to our senior leadership team. In the interim, Pete Bocian is a highly capable finance executive with strong operational experience that fits extremely well with our stated near-term business objectives.”

“I’m proud of what we’ve accomplished at NCR during my time here and want to thank Mark and the team for what has been a tremendous experience,” said Shanks, who has accepted the

-more-

position of CFO at Convergys Corporation (NYSE: CVG). “Departing a company that is making great improvements in operational performance is tough, but I do so knowing that NCR has a bright future, as well as a strong finance team in place both at the corporate and business-unit levels. Mark and his team will continue to do a great job, and I wish them the best.”

In Pete Bocian’s current role, he is responsible for financial planning and decision support for NCR, all finance re-engineering efforts and operational accountability for the company’s shared service centers. Previously, he was CFO of NCR’s Retail and Financial Group and was responsible for the combined financial and administrative functions for the four business units comprising that group. During his career at NCR, Bocian served in senior finance roles in a number of business units, including Retail Store Automation and the Teradata Data Warehousing business.

Bocian graduated in 1982 with a master’s degree in accounting from Michigan State University, where he also earned a bachelor’s degree.

2003 Third-Quarter Earnings Conference Call

NCR’s senior management will discuss the company’s third-quarter results during a conference call at 10:00 a.m. (ET) on Thursday, Oct. 23. Live access to the conference call, as well as a replay, will be available on NCR’s Web site at http://investor.ncr.com/.

About NCR Corporation

NCR Corporation (NYSE: NCR) is a leading global technology company helping businesses build stronger relationships with their customers. NCR’s ATMs, retail systems, Teradata® data warehouses and IT services provide Relationship TechnologyTM solutions that maximize the value of customer interactions. NCR (www.ncr.com) is based in Dayton, Ohio.

# # #

NCR and Teradata are trademarks or registered trademarks of NCR Corporation in the United States and other countries.

2